Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SUNCROSS EXPLORATION CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

All of the Articles of the Corporation's Articles of Incorporation have been Amended and Restated as follows:

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUNCROSS EXPLORATION CORPORATION

(continued as attached hereto).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:  82.3%

4. Effective date of filing (optional):              ___________________________________________
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):         X /S/ Valda Downing
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Nevada Secretary of State AM 78.385 Amend 2007
This form must be accompanied by appropriate fees.	Revised on 01/01/07

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUNCROSS EXPLORATION CORPORATION

ARTICLE I.

The name of the corporation (hereinafter called the “Corporation”) is:

Suncross Exploration Corporation

ARTICLE II.

The resident agent and registered office of the Corporation within the State of Nevada is CSC Services of Nevada, Inc., 502 E John St., Carson City, Nevada 89706.

ARTICLE III.

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

To engage in any lawful activity for which Corporations may be incorporated under the Nevada General Corporation Law.

ARTICLE IV.

The total number of shares of stock that the Corporation shall have authority to issue is One Hundred and Twenty Million (120,000,000), consisting of One Hundred Million (100,000,000) shares of common stock, par value $.001 per share (“Common Stock”), and Twenty Million (20,000,000) shares of preferred stock par value $.001 per share (“Preferred Stock”).

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation (“Board of Directors”) prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

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Amended and Restated Articles of Incorporation
Suncross Exploration Corporation

ARTICLE V.

The governing Board of the Corporation shall be styled as a “Board of Directors,” and any member of said Board shall be styled as a “director.”

The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

ARTICLE VI.

No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause.  The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.

ARTICLE VII.

The Corporation shall have perpetual existence.

ARTICLE VIII.

The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

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Amended and Restated Articles of Incorporation
Suncross Exploration Corporation

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

ARTICLE IX.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented.

ARTICLE X.

The Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE XI.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII.

Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

Signed this __th day of July 2007

SUNCROSS EXPLORATION CORPORATION

By: /S/ Valda Downing
Valda Downing, Chief Executive Officer

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Amended and Restated Articles of Incorporation
Suncross Exploration Corporation